                Exhibit 99.1

      TECHNOLOGY RESEARCH CORPORATION APPONTS
       BARRY H. BLACK AS CHIEF FINANCIAL OFFICER
         AND OFFERS THIRD QUARTER GUIDANCE

CLEARWATER, FLORIDA, January 3, 2006 - Robert S. Wiggins, Chairman, President and Chief
Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI), announced that
Barry H. Black has joined the Company as Vice President of Finance and Chief Financial Officer.

Mr. Wiggins said, “Barry Black brings significant financial expertise to the Company which is needed as we continue to expand our markets and grow the business. We are pleased to have a person of
Barry’s caliber join the Company.” He added, “TRC expects to report a strong third fiscal quarter, which ended December 31, 2005, with earnings per share well above that of the same period last year.”

Mr. Black has a Bachelor of Arts in Economics, a Masters of Science in Accounting and a Masters of
Science in Taxation. He is a Certified Public Accountant in Florida, a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Most recently he was Vice President and Corporate Controller of Paradyne Networks, Inc., a multinational telecommunications company (Nasdaq). Prior to that he held a number of financial executive positions with AT&T Paradyne. His professional background includes controllership, treasury and cash management, corporate tax, SEC reporting, and mergers & acquisition activities. Barry also has significant experience in international operations and in Sarbanes Oxley implementation.

Mr. Black replaces Scott Loucks, who was the Company’s previous Vice President of Finance and
Chief Financial Officer. Mr. Loucks, who has been with the Company for 20 years, will assume much more of an operational role in his new position as Vice President of Financial Operations, reporting to
Mr. Black. Mr. Loucks will be responsible for establishing enhanced operational controls to manage the Company’s Far East activity, including its contract manufacturers and suppliers. In addition, he will concentrate his efforts on the Company’s internal audit function as well as Sarbanes Oxley related matters.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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